Exhibit 99.1

iPayment Announces Results for 2007

NASHVILLE, Tenn.--(BUSINESS WIRE)--iPayment, Inc. (“iPayment”) today announced financial results for the year ended December 31, 2007. Revenues were $759,109,000 for 2007, up from $733,988,000 for 2006. Revenues, net of interchange, increased to $321,154,000 for 2007 compared with $308,876,000 for 2006. Net income was $5,431,000 for 2007 compared with a net loss of $40,000 for 2006. The Company will file its Annual Report on Form 10-K for 2007 with the Securities and Exchange Commission later this week.

iPayment’s management will hold a conference call today at 10:30 a.m. (Eastern Time) to discuss its fourth-quarter financial results. To listen to the call, participants should dial 913-312-0392 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:30 p.m. (Eastern Time) today and will continue through Monday, March 17, 2008, by dialing 719-457-0820 and entering Confirmation Code 2504237.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or www.earnings.com today, beginning at 10:30 a.m. (Eastern Time). The online replay will be available at approximately 12:30 p.m. (Eastern Time) and continue for one week.

Information in this press release may contain “forward-looking statements” about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company’s current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company’s indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company’s reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company’s competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K for 2006. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

iPayment, Inc. is a provider of credit and debit card-based payment processing services to approximately 145,000 small merchants across the United States. iPayment’s payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

iPayment, Inc.
Consolidated Statements of Operations
Financial Highlights
(in thousands)

		Period from
	Twelve months	May 11	January 1
	ended	through	through
	December 31,	December 31,	May 10,
	2007	2006	2006
	Successor	Successor	Predecessor

Revenues	$759,109	$481,474	$252,514

Interchange	437,955	279,653	145,459
Other costs of services	228,537	147,055	76,994
Selling, general and administrative	21,144	13,017	14,432
Total operating expenses	687,636	439,725	236,885
Income from operations	71,473	41,749	15,629
Other expense (income):
Interest expense	60,216	39,591	5,229
Other (income) expense	(179)	2,187	6,729
Income (loss) before income taxes	11,436	(29)	3,671
Income tax provision	6,005	713	3,343
Minority interest	-	(148)	522
Net income (loss)	$5,431	$(890)	$850

iPayment, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$33	$96
Accounts receivable, net	24,842	23,050
Prepaid expenses and other	2,864	2,685
Total current assets	27,739	25,831

Restricted cash	1,266	1,036
Property and equipment, net	3,753	3,925
Intangible assets, net	198,003	226,776
Goodwill	518,639	506,078
Other assets, net	17,141	19,780
Total assets	$766,541	$783,426

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$6,005	$5,933
Income taxes payable	6,300	508
Accrued liabilities and other	19,406	24,968
Current portion of long-term debt	6,496	5,241
Total current liabilities	38,207	36,650

Minority interest in equity of consolidated subsidiary	-	155
Deferred tax liabilities	5,599	14,331
Long-term debt	690,861	709,415
Other liabilities	14,658	5,985
Total liabilities	749,325	766,536

Stockholders' equity:
Common stock	20,055	20,055
Accumulated other comprehensive loss	(7,354)	(2,275)
Retained earnings (deficit)	4,515	(890)
Total stockholders' equity	17,216	16,890
Total liabilities and stockholders' equity	$766,541	$783,426

iPayment, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

		Period from
	Twelve months	May 11	January 1
	ended	through	through
	December 31,	December 31,	May 10,
	2007	2006	2006
	Successor	Successor	Predecessor
Cash flows from operating activities:
Net income	$5,431	$(890)	$850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,948	25,558	14,026
Stock-based compensation	-	-	7,719
Noncash interest expense	2,580	1,340	2,958
Changes in assets and liabilities, excluding effects of acquisitions	(2,171)	(16,221)	22,888
Net cash provided by operating activities	41,788	9,787	48,441

Cash flows from investing activities:
Changes in restricted cash	(230)	1,004	1,050
Expenditures for property and equipment	(1,110)	(1,510)	(587)
Acquisitions of businesses, portfolios and other intangibles, net of cash acquired	(14,094)	(355)	(524)
Payments related to businesses previously acquired	(8,772)	(14,738)	(11,500)
Net cash used in investing activities	(24,206)	(15,599)	(11,561)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	1,350	850	(100,000)
Proceeds received in exchange for ownership interest in Successor company	-	3,378	-
Repayments of debt	(18,995)	(3,920)	(28)
Proceeds from issuance of debt, net of finance costs	-	(120)	701,165
Repurchase of common stock	-	(633,702)	-
Proceeds from issuance of common stock		-	382
Net cash (used in) provided by financing activities	(17,645)	(633,514)	601,519

Net (decrease) increase in cash	(63)	(639,326)	638,399
Cash and cash equivalents at beginning of period	96	639,422	1,023

Cash and cash equivalents at end of period	$33	$96	$639,422

CONTACT:
iPayment, Inc.
Clay Whitson, 615-665-1858, Ext. 115
Chief Financial Officer